UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2012

AMARANTUS BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

333-148922	Delaware	26-0690857
(Commission file no.)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

675 Almanor Ave., Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Prepared by:

JSBarkats, PLLC

Attorneys at Law

18 East 41st Street, 19th fl.

New York, NY 10017

www.JSBarkats.com

Item 1.01 Entry into a Material Definitive Agreement.

License Agreement

On December 14, 2012, Amarantus Biosciences, Inc. (the “Company”) entered into an exclusive license agreement (the “License Agreement”) with Memory Dx, LLC (“MDx”) under which MDx granted to the Company an exclusive worldwide license to develop, manufacture, market, sell and import medical devices under MDx’s intellectual property pertaining to Alzheimer’s disease diagnosis (the “License”).

As consideration for the License, the Company will issue 2,000,000 shares of its common stock to MDx and will pay MDx a royalty equal to 9% of the net proceeds of all sales resulting from the License. Further, MDx, with the Company’s engagement, is to complete a validation study regarding a blood test for the detection of Alzheimer’s disease. To prepare the laboratory for this study, the Company is to pay to MDx $15,000 initially upon execution of the License Agreement, $15,000 in 30 days following the execution of the License Agreement, and $20,000 in 60 days following the execution of the License Agreement. The Company will also assist MDx in fund raising, and, upon successful completion of the validation study, pay MDx $1,000,000 in cash or Company stock. The Company may sell, sub-license or assign the License Agreement and has an option to terminate the License Agreement upon 30 days written notice if MDx is unable to meet its obligations regarding the validation study.

The above summary of the material terms of the License Agreement does not purport to be complete and provides only a general description of the License Agreement and, thus, should be read together with, and is qualified in its entirety by reference to, the entire License Agreement, which has been filed as Exhibit 10.01 hereto, and is incorporated herein by reference.

Item  9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Exclusive License Agreement, effective December 14th, 2012, by and between Amarantus Biosciences and Memory Dx, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMARANTUS BIOSCIENCE, INC.

Date: December 20, 2012	By:	/s/ Gerald Commissiong
Gerald Commissiong
Chief Financial Officer